EXHIBIT 4.1

EUR €82,018,317 ADDITIONAL FACILITY AG1 ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AG1 Accession Agreement (the Additional Facility AG1 Lenders, such defined term to include any lender which becomes a New Lender in respect of Facility AG1, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 or Schedule 4 to this Additional Facility AG1 Accession Agreement)

Date: 29 April 2013
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AG1 Accession Agreement:
Additional Facility AG Accession Agreement means the additional facility accession agreement dated 26 March 2013 and entered into between, amongst others, the Borrower, UPC Financing, the Additional Facility AG Lenders (as defined therein), the Facility Agent and the Security Agent.
Facility AG means the EUR €1,472,373,453.53 term loan facility made available under the Additional Facility AG Accession Agreement.
Facility AG1 means the EUR €82,018,317 term loan facility made available under this Additional Facility AG1 Accession Agreement.
Facility AG1 Advance means a Euro denominated advance made to UPC Financing by the Additional Facility AG1 Lenders under Facility AG1.
Facility AG1 Commitment means, in relation to an Additional Facility AG1 Lender, the amount in Euros set opposite its name under the heading "Facility AG1 Commitment" in Schedule 1 to the counterpart of this Additional Facility Accession Agreement executed by that Additional Facility AG1 Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
Facility Interest Period means each Interest Period currently selected (as at the date of this Agreement) in respect of each outstanding Advance under Facility AG.

2.
Unless otherwise defined in this Additional Facility AG1 Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AG1 Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Additional Facility AG1 Accession Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AG1 Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AG1 Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional Facility AG1

Accession Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AG1 Lenders (the Effective Date).

5.	We, the Additional Facility AG1 Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.
The Additional Facility Commitment in relation to an Additional Facility AG1 Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AG1 Commitment.

7.	Any interest due in relation to Facility AG1 will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	The Additional Facility Availability Period for Facility AG1 shall be the period from and including the Effective Date up to and including the date falling ten Business Days after the Effective Date.

9.	Facility AG1 may be drawn by one Advance and no more than one Request may be made in respect of Facility AG1 under the Credit Agreement.

10.	The Facility AG1 Advances will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

11.
The first Interest Period to apply to the first Facility AG1 Advance will be a period equal to the period running from the Utilisation Date specified in the relevant Request up to (but excluding) the last day of the Facility Interest Period.

12.	The Final Maturity Date in respect of this Facility AG1 will be 31 March 2021.

13.	The outstanding Facility AG1 Advances will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AG1 is 3.75 per cent. per annum.

15.	The Borrower in relation to Facility AG1 is UPC Financing.

16.
The interest rate for Facility AG1 will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement, being the sum of EURIBOR, the applicable Margin and the Mandatory Costs. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement .

17.

(a)
At any time during the twelve-month period beginning on the date of the Additional Facility AG Accession Agreement, upon the occurrence of a voluntary prepayment of any or all of Facility AG1 by the Borrower pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, the Borrower agrees to pay to the Facility

Agent (for the account of each of the Additional Facility AG1 Lenders on a pro rata basis) a prepayment fee (in addition to the principal amount of the prepayment) in an amount equal to 1 per cent. of the principal amount of the outstanding Facility AG1 Advance being prepaid, plus accrued and unpaid interest then due on the amount of the outstanding Facility AG1 Advance prepaid to the date of prepayment.

(b)	Such payment shall be due and payable by the Borrower to the Facility Agent (for the account of each of the Additional Facility AG1 Lenders on a pro rata basis) on the actual date of such prepayment.
18.

(a)
It is the intention of the parties that Facility AG be upsized by the amount of this Facility AG1 in accordance with this paragraph 18 and the terms of the Additional Facility AG Accession Agreement under which Facility AG is made available and that, on and from the Effective Date:

(i)
the Facility AG1 Advance under this Additional Facility AG1 Accession Agreement will be consolidated with the outstanding Advance under Facility AG and, where possible, with any other Facility AG Advance that has a matching Interest Period, interest rate, currency and Borrower; and

(ii)	this Facility AG1 and Facility AG shall constitute one single Additional Facility for all purposes under the Credit Agreement.

(b)
Provided that any upsizing of Facility AG1 permitted under this paragraph will not breach any term of the Credit Agreement, Facility AG1 may be upsized by any amount, by the signing of one or more further Additional Facility AG1 Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AG1 Commitments denominated in Euro, to be drawn in Euro, with the same Final Maturity Date and Margin as specified in this Additional Facility AG1 Accession Agreement.

(c)
For the purposes of this paragraph 18 (unless otherwise specified), references to Additional Facility AG1 Lenders and Facility AG1 Advances shall include Lenders and Advances made under any such further and previous Additional Facility AG1 Accession Agreement.

(d)
Where any Facility AG1 Advance has not already been consolidated with any other Facility AG1 Advance, on the last day of any Interest Period for unconsolidated Facility AG1 Advance, that unconsolidated Facility AG1 Advance will be consolidated with any other consolidated Facility AG1 Advance which has an Interest Period ending on the same day as that unconsolidated Facility AG1 Advance, and all such Facility AG1 Advances will then be treated as one Advance.

19.
For the purposes of any amendment or waiver (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement on or after the date of this Additional Facility AG1 Accession Agreement, the Additional Facility AG1 Lenders hereby consent to any and all of the following (and this Agreement shall constitute each Additional Facility AG1 Lenders' irrevocable and unconditional written consent for the purposes of Clause 25 of the Credit Agreement without any further action required on the part of any Party):

(a)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to provide that an “Additional Facility Commitment” and an “Advance” (and any participation therein) as set forth in Clause 1.1 of the Credit Agreement shall be deemed to be cancelled (with respect to any Additional Facility Commitment) and not outstanding (with respect to any Advance) for purposes of voting or consents (other than any vote or consent related to non-payment of such Advance) under the Credit Agreement if UPC Broadband Holding has delivered to the Facility Agent a duly completed Cancellation Notice with respect to such Additional Facility Commitment or Advance; provided that any such Advance shall remain due and payable on the applicable prepayment date and, if not repaid in full on the applicable prepayment date, then all voting or consent rights with respect thereto shall be reinstated with retroactive effect from the date of delivery of such Cancellation Notice;

(b)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to reduce the percentage specified in the definition of “Majority Lenders” in Clause 1.1 of the Credit Agreement from 66⅔ per cent. to a percentage that is not less than 50.1 per cent. (for any or all purposes under the Credit Agreement or any other Finance Document);

(c)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Western Europe” in Clause 1.1 of the Credit Agreement to include the countries that comprise the European Union as of a specified date more recent than the Effective Date, or from time to time (in addition to Scandinavia and Switzerland);

(d)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the definition of “Acquisition Business Plan” and the definition of “Borrower Group Business Plan” in Clause 1.1 of the Credit Agreement to limit the time period covered by any business plan of the Target or, as applicable, the Borrower Group (including the Target) to a period of not less than the earlier of five years following the date of the relevant Acquisition and the Final Maturity Date;

(e)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the limitations set forth in subclause (b)(i) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(i) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement with respect to businesses conducted in Great Britain and/or Germany;

(f)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the requirements set forth in subclause (b)(ii)(A)(II) of the definition of “Permitted Acquisition” in Clause 1.1 of the Credit Agreement and in subclause (b)(ii)(A)(II) of the definition of “Permitted Joint Venture” in Clause 1.1 of the Credit Agreement to deliver the financial projections specified therein, or to reduce the time period for compliance stated in either subclause;

(g)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of secured indebtedness specified in subclause (n) of the definition of “Permitted Security Interest” in Clause 1.1 of the Credit Agreement from €15,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(h)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the reporting requirements set forth in subclause (c) of Clause 16.2 of the Credit Agreement, or to change the time period for compliance specified therein;

(i)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to include as a “Permitted Disposal” under Clause 16.10(b)(xvi) of the Credit Agreement the disposal of any person or asset if: (i) at the time of such disposal, UPC Broadband has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within twelve months (or less) of the disposal; (ii) the Remaining Percentage would not be exceeded if the aggregate percentage value of the contemplated Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes (A) subclause 16.10(c)(z) of the Credit Agreement would be disapplied so that the Remaining Percentage could exceed 17.5 per cent. in respect of the relevant disposal and (B) subclause 16.10(c)(x) of the Credit Agreement would be disapplied so that the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal, in each case provided the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this subparagraph (ii)); and (iii) for the purpose of the certificate required in Clause 16.10(b)(xvi)(C), the financial ratios are calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the Borrower Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this subclause (i) may apply to all such disposals and future Acquisitions or only to specified disposals and Acquisitions);

(j)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to eliminate the provision set forth in subclause (c)(y) of Clause 16.10 of the Credit Agreement that the percentage value of a Reinvestment shall be disregarded if the Annualised EBITDA of the members of the Borrower Group derived from persons or assets located in Western Europe is less than 66⅔ per cent. of the Annualised EBITDA of the Borrower Group, or to change the percentage or the geographical limitation specified therein;

(k)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to increase the amount of Financial Indebtedness specified in Clause 16.12(b)(xvii) of the Credit Agreement from €25,000,000 to an amount not to exceed €100,000,000 (or its equivalent);

(l)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to change the calculation of any financial ratio that requires the calculation of Senior Debt and/or Total Debt to provide for the netting of cash and cash equivalents (to be defined substantially in line with and/or with reference to standard language used in the European banking market) against Senior Debt and/or Total Debt;

(m)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to provide that, for purposes of measuring EBITDA in connection with any acquisition or similar transaction, EBITDA shall be calculated on a pro forma basis, as determined in good faith by a responsible financial or accounting officer of the Borrower, to give effect to anticipated expense and cost reductions;

(n)	any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to revise the change of control provisions in Clause 7.4 of the Credit Agreement as follows:

(i)	delete Clause 7.4(a)(i) of the Credit Agreement;

(ii)	in Clause 7.4(a)(ii) of the Credit Agreement;

(A)	replace all references to "UGCE Inc.” with “Liberty Global Europe Financing BV”; and

(B)	delete the words “and economic”; and

(iii)
permit the distribution or other transfer of UPC Broadband Holdco and its Subsidiaries or a Holding Company of UPC Broadband Holdco to Liberty Global Corporation Limited (to be re-registered as a public limited company and which may, in addition, be renamed) (the Ultimate Parent) or a first-tier or second-tier Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions (the Reorganization), without the Reorganization being deemed to trigger a Change of Control and, upon such Reorganization, the Change of Control reference entity referred to in Clause 7.4(a)(ii) of the Credit Agreement will be replaced with the direct Subsidiary of the Ultimate Parent (or, if the distribution or other transfer pursuant to the Reorganization is to a second-tier Subsidiary of the Ultimate Parent, such second-tier Subsidiary); and

(o)
any consequential amendment, waiver or other modification to the Credit Agreement or any other Finance Document arising as a direct result of the changes envisaged in subclauses (a) to (n) of this Clause 19.

The Additional Facility AG1 Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Facility may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers or other modifications.

20.
We hereby acknowledge and agree that the Facility Agent may, but shall not be required to, send us any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 19 above and the Facility Agent shall be authorised to consent on our behalf, as a Lender under one or more Additional Facility, to any such proposed amendments set out under Clause 19 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waiver to the Agreement in accordance with clause 25 (Amendments and Waivers) of the Agreement.

21.
Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective

Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AG1 Accession Agreement.

22.
UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Additional Facility AG1 Accession Agreement and the performance of the transactions contemplated by this Additional Facility AG1 Accession Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group's assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

23.	Each Additional Facility AG1 Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

24.
Each of the Additional Facility AG1 Lenders agrees that without prejudice to Clause 26.3 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in either Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of either Schedule 3 or Schedule 4, as applicable, to this Additional Facility AG1 Accession Agreement, bound by the terms of this Additional Facility AG1 Accession Agreement as if it were an original party hereto as an Additional Facility AG1 Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AG1 Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AG1 Accession Agreement as an Additional Facility AG1 Lender.

25.
The Facility Office and address for notices of each Additional Facility AG1 Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AG1 Lender to the Facility Agent.

26.	This Additional Facility AG1 Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

27.
This Additional Facility AG1 Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AG1 Accession Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AG1 Accession Agreement.

SCHEDULE 1
ADDITIONAL FACILITY AG1 LENDERS AND COMMITMENTS

Additional Facility AG1 Lender	Facility AG1 Commitment (EUR €)
Liberty Global Services B.V. (formerly known as UPC Broadband Operations B.V.)	82,018,317

Total	82,018,317

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AG1 Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AG1 Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AG1 Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AG1 Accession Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AG1 Accession Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AG1 Accession Agreement or for the validity and enforceability of this Additional Facility AG1 Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AG1 and that such obligations shall be owed to each Finance Party including the Additional Facility AG1 Lenders.

SCHEDULE 3
NOVATION CERTIFICATE (CASHLESS)
To:    The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower
From:    Liberty Global Services B.V. (formerly known as UPC Broadband Operations B.V.) and [the EXISTING [●] LENDER / NEW AG1 LENDER]

Date:
UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16 January 2004 (as amended from time to time)(the Credit Agreement)
We refer to:

(a)	Clause 26.3 (Procedure for novations) of the Credit Agreement;

(b)	Clause 9.3 (Transfers by the Lenders) of the Security Deed;

(c)
the Accession Agreement dated [●], pursuant to which a EUR €[●] term loan facility is made available to the Borrower as an Additional Facility (Additional Facility [●]) under the Credit Agreement (the Additional Facility [●] Accession Agreement); and

(d)
the Accession Agreement dated [●], pursuant to which a EUR €82,018,317 term loan facility is made available to the Borrower as an Additional Facility (Additional Facility AG1) under the Credit Agreement (the Additional Facility AG1 Accession Agreement).

Unless defined in this Novation Certificate, terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AG1 Accession Agreements, have the same meaning in this Novation Certificate.

1.
[●] (the Existing [●] Lender) agrees to novate and Liberty Global Services B.V. (formerly known as UPC Broadband Operations B.V.) (the New [●] Lender) agrees to accept novation on the Effective Date, of all the Existing [●] Lender's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
Liberty Global Services B.V. (formerly known as UPC Broadband Operations B.V.) (the Existing AG1 Lender) agrees to novate and [●] (the New AG1 Lender) agrees to accept the novation on the Effective Date of all the Existing AG1 Lender's rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

3.
The New [●] Lender confirms that it is bound by the terms of the Additional Facility [●] Accession Agreement as if it were an original party thereto as an Additional Facility [●] Lender and shall acquire the same rights and assume the same obligations towards the other parties to the Additional Facility [●] Accession Agreement as would have been acquired and assumed had the New [●] Lender been an original party to the Additional Facility [●] Accession Agreement as an Additional Facility [●] Lender (as defined in the Additional Facility [●] Accession Agreement).

4.
The New AG1 Lender confirms that it is bound by the terms of the Additional Facility AG1 Accession Agreement as if it were an original party thereto as an Additional Facility AG1 Lender and shall acquire the same rights, provide the same consents and assume the same obligations towards the other parties to the Additional Facility AG1 Accession Agreement as would have been acquired, granted and assumed had the New AG1 Lender been an original party to the Additional Facility AG1 Accession Agreement as an Additional Facility AG1 Lender.

5.	For the purposes of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

6.
Each party to this document agrees, the Facility Agent agrees on behalf of each Finance Party, and UPC Broadband Holding B.V. agrees on behalf of each Obligor, that this document is a Novation Certificate notwithstanding that its form is different to that required by the Credit Agreement.

7.	This Novation Certificate is a Finance Document.

8.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

9.	This Novation Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated:
EXISTING [●] LENDER
Existing [●] Commitment: EUR €[●]
Assignee: New [●] Lender

EXISTING AG1 LENDER
Existing AG1 Commitment: EUR €[●]
Assignee: New AG1 Lender

, as the Existing [●] Lender

By:
Name:
Title:
LIBERTY GLOBAL SERVICES B.V. (formerly known as UPC Broadband Operations B.V.), as the New [●] Lender

By:
Name:
Title:

LIBERTY GLOBAL SERVICES B.V. (formerly known as UPC Broadband Operations B.V.), as the Existing AG1 Lender

By:
Name:
Title:

, as the New AG1 Lender

By:
Name:
Title:

0096349-0000005 BK:23657236.2

UPC BROADBAND HOLDING B.V., as Obligors agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.]

0096349-0000005 BK:23657236.2

SCHEDULE 4
NOVATION CERTIFICATE (CASH)

To:    The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower
From:    [THE EXISTING LENDER] and [THE NEW LENDER]
Date: [          ]
UPC Broadband Holding B.V. - €1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)
We refer to:

(a)	Clause 26.3 (Procedure for novations) of the Credit Agreement;

(b)	Clause 9.3 (Transfers by the Lenders) of the Security Deed; and

(c)
the Accession Agreement dated [●], pursuant to which a EUR €82,018,317 term loan facility is being made available to the Borrower as an Additional Facility (Additional Facility AG1) under the Credit Agreement (the Additional Facility AG1 Accession Agreement).

Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AG1 Accession Agreement, have the same meaning in this Novation Certificate.

1.
We [     ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
The New Lender confirms that it is bound by the terms of the Additional Facility AG1 Accession Agreement as if it were an original party thereto as an Additional Facility AG1 Lender and shall acquire the same rights grant the same consents and assume the same obligations towards the other parties to this Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Additional Facility AG1 Accession Agreement as an Additional Facility AG1 Lender.

3.	For the purposes of this Novation Certificate, “Effective Date” means the date on which the Facility Agent countersigns this certificate.

4.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

5.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

0096349-0000005 BK:23657236.2

6.	This Novation Certificate is a Finance Document and any non-contractual obligations arising out of or in connection with it are governed by English law.

0096349-0000005 BK:23657236.2

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender's Commitment under Additional Facility AG1: EUR €[●]
Assignee: New Lender

[New Lender]
[Facility Office	Address for notices for administrative purposes
Address for notices for credit purposes]

0096349-0000005 BK:23657236.2

[The Existing Lender], as the Existing Lender

By:
Name:
Title:

0096349-0000005 BK:23657236.2

[The New Lender], as the New Lender

By:
Name:
Title:

0096349-0000005 BK:23657236.2

UPC BROADBAND HOLDING B.V., as Obligors agent

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:
Name:
Title:
Date:
The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

0096349-0000005 BK:23657236.2

SIGNATORIES TO ADDITIONAL FACILITY AG1 ACCESSION AGREEMENT

THE BANK OF NOVA SCOTIA as Facility Agent
By:    Authorized Signatory     Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent
By:    Authorized Signatory    Authorized Signatory

UPC BROADBAND HOLDING B.V.
By:    Authorized Signatory

UPC FINANCING PARTNERSHIP
By:    Authorized Signatory

ADDITIONAL FACILITY AG1 LENDER

LIBERTY GLOBAL SERVICES B.V. (formerly known as UPC Broadband Operations B.V.)
By:     Authorized Signatory        Authorized Signatory